UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Consent Solicitation Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒                                     Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

CRESTWOOD EQUITY PARTNERS LP

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	(2)	Form, Schedule or Registration Statement No.:
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CRESTWOOD EQUITY PARTNERS LP

811 Main Street, Suite 3400

Houston, Texas 77002

To holders of our preferred units:

As announced on March 25, 2021, we have entered into agreements with our former sponsor, First Reserve, providing for its complete exit from its investment in our partnership and transitioning us to a governance structure that includes a publicly elected board of directors. We believe these changes will further align the interests of management and our board of directors with those of our public investors, consistent with our long-term ESG strategy. These governance changes not only enhance the voting rights of holders of common units but also those of holders of preferred units, since holders of preferred units will be entitled to vote with holders of common units in elections of board members, as well as on other matters.

In implementing these governance changes, we have assessed the provisions of our partnership agreement pertaining to our preferred units and, in particular, the change of control feature and the related redemption and other rights of holders of preferred units. Prior to our separation from First Reserve, a change of control could have been triggered upon the occurrence of both First Reserve having ceased to control our general partner and my having ceased to be the Chief Executive Officer. As a result of our separation from First Reserve, a change of control could now be triggered merely by my ceasing to be the CEO.

As the original founder of our predecessor company, I am very excited about this next step in our life cycle and the enhanced alignment it will create with our investors. I believe Crestwood has a very bright future, and although I have no current intention to step down as CEO, this provision of the change of control feature now unduly focuses on my continued employment as CEO. Consistent with corporate governance best practices, the board should be free to select our executive officers from time to time based on the best interests of the Partnership. Unless amended, this change of control provision may interfere with the board’s ordinary course succession planning and its ultimate discretion in the selection of a CEO other than me if circumstances warrant. Accordingly, we are seeking your consent through the accompanying consent solicitation statement to eliminate this provision of the change of control definition in our partnership agreement. Our board has determined that the adoption and approval of this amendment is in the best interests of the Partnership and has directed that the amendment be submitted to you for approval.

We realize your time is valuable, and consequently, subject to receipt of requisite consents, we are offering a consent fee of $        per preferred unit to be paid to holders of preferred units who validly provide (and do not revoke) their consents to this proposed amendment at or prior to 5:00 p.m., Eastern Time, on             , 2021 (subject to termination or extension).

Your consent is important to us and our business. Your broker cannot provide a consent with respect to your preferred units on your behalf until it receives your instructions. Please provide your consent by following the instructions contained in the Consent Solicitation Statement. We look forward to your participation.

Sincerely,

Robert G. Phillips
Chairman of the Board, President and CEO

CRESTWOOD EQUITY PARTNERS LP

811 Main Street, Suite 3400

Houston, Texas 77002

CONSENT SOLICITATION STATEMENT

Solicitation of Consents to Amend the

Partnership Agreement from

Holders of Preferred Units (CUSIP No. 226344307)

Holders of Preferred Units:

Crestwood Equity Partners LP, a Delaware limited partnership (the “Partnership”, “CEQP”, “we”, “us”, or “our”), and Crestwood Equity GP LLC, a Delaware limited liability company acting in its capacity as Managing General Partner of the Partnership (the “Managing General Partner”), are conducting a consent solicitation (the “Consent Solicitation”) pursuant to which we are soliciting consents (“Consents”) from record holders (“Preferred Holders”) of the Partnership’s issued and outstanding Preferred Units representing limited partner interests (the “Preferred Units”) to approve an amendment of the “Change of Control” definition set forth in the Partnership’s Fifth Amended and Restated Agreement of Limited Partnership, effective as of January 1, 2013, as amended by the First Amendment thereto, effective as of September 30, 2015, the Second Amendment thereto, effective as of November 8, 2017, the Third Amendment thereto, effective as of May 30, 2018, and the Fourth Amendment thereto, effective as of June 28, 2019 (the Fifth Amended and Restated Agreement of Limited Partnership, as amended by such First, Second, Third, and Fourth Amendments, the “Partnership Agreement”). Such amendment, as more fully described below, is referred to herein as the “Proposed Amendment.” If the Requisite Consents (as defined below) are received by the Tabulation Agent through ATOP (and not revoked) at or prior to the Expiration Date (as defined below) and any other conditions set forth in this Consent Solicitation Statement are satisfied or waived, as applicable, then:

•

the Partnership will, as promptly as practicable after the Expiration Date, pay to the Holders from whom properly submitted Consents are received by the Tabulation Agent through ATOP on or prior to the Expiration Date (the “Consenting Holders”) a fee in cash (the “Consent Fee”) equal to $____ for each Preferred Unit with respect to which consents are received (and not revoked) on or prior to the Expiration Date;

•

the Managing General Partner will execute a new Sixth Amended and Restated Agreement of Limited Partnership (“AR Partnership Agreement”) for the Partnership, which will include the Proposed Amendment, as well as certain other amendments to the governance provisions of the Partnership Agreement intended to help implement a traditional public company governance structure, including, among other things, transitioning the Board of Directors of the Managing General Partner (the “Board”) to being elected by the holders of the Common Units; and

•	the Proposed Amendment will become effective immediately upon execution of the AR Partnership Agreement by the Managing General Partner (the time of such execution, the “Effective Time”).

Once the AR Partnership Agreement is executed by the Managing General Partner, the Partnership Agreement will be superseded by the AR Partnership Agreement. The Proposed Amendment would amend the definition of “Change of Control” in Section 1.1 of the Partnership Agreement. Accordingly, Preferred Holders are being asked to consent to the following proposal (the “Proposal”):

To amend the definition of “Change of Control” in Section 1.1 of the Partnership Agreement as set forth below, with deletions denoted as strikethrough text and insertions denoted as bold underlined text:

“Change of Control” means the occurrence of any of the following events: (i) ~~(a) First Reserve Fund XI, L.P. or an Affiliate of First Reserve Fund XI, L.P. has ceased, directly or indirectly, in one or more series of related transactions, to control the General Partner (the Person, if any, acquiring such control of the General Partner, and each Person, if any, that subsequently acquires control of the General Partner, is hereinafter referred to as a “New GP Owner”) and (b) Robert G. Phillips has ceased to be the Chief Executive Officer of the General Partner; (ii)~~ the Common Units are no longer listed or admitted for trading on the New York Stock Exchange or another National Securities Exchange; (~~iii~~ii~~) a Cash COC Event; (iv~~iii~~) any direct or indirect sale, lease, transfer, conveyance or other disposition, in one or more series of related transactions, of all or substantially all of the properties or assets of the Partnership to any Person; or (v~~iv~~) any dissolution or liquidation of the Partnership (other than in connection with a bankruptcy proceeding or a statutory winding up); provided, if a Change of Control under clause (i) of this definition has occurred, and one or more Preferred Holders has elected, pursuant to Section 5.8(e)(ii)(C), to continue to hold Preferred Units, then, with respect to each such Preferred Holder, a Change of Control shall also mean the occurrence of any of the following events: (a) a New GP Owner has ceased, directly or indirectly, in one or more series of related transactions, to control the General Partner; or (b) if there is no New GP Owner, any merger, consolidation or other combination of the Partnership with another entity in which the Partnership is not the surviving entity.~~

Accordingly, after giving effect to the Proposed Amendment, definition of “Change of Control” in Section 1.1 of the Partnership Agreement would read as follows:

“Change of Control” means the occurrence of any of the following events: (i) the Common Units are no longer listed or admitted for trading on the New York Stock Exchange or another National Securities Exchange; (ii) a Cash COC Event; (iii) any direct or indirect sale, lease, transfer, conveyance or other disposition, in one or more series of related transactions, of all or substantially all of the properties or assets of the Partnership to any Person; or (iv) any dissolution or liquidation of the Partnership (other than in connection with a bankruptcy proceeding or a statutory winding up).

If the Requisite Consents are received by the Tabulation Agent through ATOP (and not revoked) and any other conditions set forth in this Consent Solicitation Statement are satisfied or waived, as applicable, then the AR Partnership Agreement will include the Proposed Amendment and, upon the Effective Time, the AR Partnership Agreement will become effective and all holders of the Preferred Stock will be bound by the terms and conditions of the AR Partnership Agreement (i.e., the AR Partnership Agreement, inclusive of the Proposed Amendment, will govern the terms of the Preferred Units held by all holders and their transferees, regardless of whether such holders have consented to the Proposed Amendment).

We have established the close of business on                      , 2021 as the record date (the “Record Date”) for determining those Preferred Holders entitled to vote on and, therefore, submit Consents with respect to the Proposal and the Proposed Amendment. For the Proposal and the Proposed Amendment to be approved, affirmative Consents with respect to the Proposal and the Proposed Amendment must be received by the Tabulation Agent through ATOP from holders of at least two-thirds of the issued and outstanding Preferred Units.

The Board of Directors of the Managing General Partner (the “Board”) has determined that adoption and approval of the Proposed Amendment and the Proposal are in the best interests of the Partnership, declared the Proposed Amendment advisable, and directed that the Proposed Amendment and the Proposal be submitted to the Preferred Holders for approval.

The Board recommends that all Preferred Holders consent to the Proposed Amendment and the Proposal by electronically delivering their Consents in accordance with DTC’s ATOP procedures. See “The Consent Solicitation – How to Consent.”

To be counted, your properly submitted Consent must be received by the Tabulation Agent on or before 5:00 p.m., Eastern Time, on                      , 2021 (the “Expiration Date”), subject to early termination or extension of the Expiration Date at the discretion of the Managing General Partner. CONSENTS MAY BE REVOKED IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH HEREIN AT ANY TIME PRIOR TO THE EARLIER OF THE EFFECTIVE TIME OR THE EXPIRATION DATE, BUT NOT THEREAFTER.

The Preferred Units trade on the New York Stock Exchange under the symbol “CEQP-P.” The total number of Preferred Units issued and outstanding at                      , 2021 was 71,257,445. On                     , 2021, the last trading day prior to the announcement of the Consent Solicitation, the closing price of the Preferred Units was $        per Preferred Unit.

See “Risk Factors” beginning on page 8 for a discussion of issues that you should consider with respect to the Consent Solicitation.

THE CONSENT SOLICITATION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), ANY STATE SECURITIES COMMISSION, OR THE SIMILAR COMMISSION OR GOVERNMENTAL AGENCY OF ANY FOREIGN JURISDICTION, NOR HAS THE SEC, ANY STATE SECURITIES COMMISSION, OR THE SIMILAR COMMISSION OR GOVERNMENTAL AGENCY OF ANY FOREIGN JURISDICTION DETERMINED WHETHER THE INFORMATION IN THIS CONSENT SOLICITATION STATEMENT IS TRUTHFUL OR COMPLETE. NONE OF THE SEC, ANY STATE SECURITIES COMMISSION, OR ANY SIMILAR COMMISSION OR GOVERNMENTAL AGENCY OF ANY FOREIGN JURISDICTION HAS PASSED UPON THE MERITS OR FAIRNESS OF THE CONSENT SOLICITATION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE CONTAINED IN THIS CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Requests for assistance in submitting Consents, or for additional copies of this Consent Solicitation Statement, should be directed to the Information Agent. Similarly, questions concerning the terms of the Consent Solicitation should be directed to the Information Agent. The Information and Tabulation Agent’s contact information is set forth below.

We have appointed D.F. King & Co., Inc. as information agent (the “Information Agent”) and the tabulation agent (the “Tabulation Agent” and in both such capacities, the “Information and Tabulation Agent”) for Consents with respect to the Consent Solicitation. Its address appears on the back cover of this Consent Solicitation Statement. The Information and Tabulation Agent makes no recommendation as to whether Preferred Holders should deliver Consents in response to the Consent Solicitation.

The date of this Consent Solicitation Statement is                     , 2021.

IMPORTANT INFORMATION

Important notice regarding the availability of consent solicitation statement: This Consent Solicitation Statement is also available on our website, https://www.crestwoodlp.com. Other information contained on, or accessible through, such website does not constitute part of this Consent Solicitation Statement.

The Proposal constitutes a single proposal, and a consenting Preferred Holder may only consent to the Proposal and the Proposed Amendment in its entirety and may not consent selectively. The Consent Solicitation is being made upon the terms and subject to the conditions contained in this Consent Solicitation Statement. The Record Date for purposes of the Consent Solicitation is the close of business on             , 2021. In the sole discretion of the Managing General Partner, however, we may establish a new date that, when chosen, will be deemed to be the “Record Date” for purposes of the Consent Solicitation. Only Preferred Holders on the Record Date will be entitled to consent to the Proposal and the Proposed Amendment. For purposes of book-entry Preferred Units, only the DTC participants (“DTC Participants”) listed on the official DTC position listing as of the Record Date will be entitled to execute the Consent as the registered holder thereof. When we refer to this “Consent Solicitation Statement,” we are referring not only to this Consent Solicitation Statement, but also to the exhibits and other documents that we refer to in, and incorporate by reference into, this document.

In making your decision, you should rely only on the information contained in this Consent Solicitation Statement or incorporated herein by reference. We have not, and the Information and Tabulation Agent has not, authorized anyone to provide you with any different or supplemental information. If you receive any such information, you should not rely on it. You should not assume that the information in this Consent Solicitation Statement is accurate as of any date other than the date on the cover page or that information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. The delivery of this Consent Solicitation Statement shall not, under any circumstances, create any implication that the information contained in it is correct as of any time subsequent to the date on the cover page or that there has been no change in the information contained in, or incorporated by reference into, this Consent Solicitation Statement. By delivering your Consent to the Tabulation Agent, you represent that you are consenting to the Proposal and to the Proposed Amendment based solely on the information contained in, or incorporated by reference into, this Consent Solicitation Statement and your own examination of it and the terms of the Proposal and of the Proposed Amendment.

The contents of this Consent Solicitation Statement should not be construed as legal, business, or tax advice. You should consult your own attorney, business advisor, and tax advisor as to those matters. This Consent Solicitation Statement does not constitute a solicitation of Consents in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make the Consent Solicitation. Persons who receive this Consent Solicitation Statement must inform themselves about and observe any applicable restrictions on the distribution and solicitation of Consents.

This Consent Solicitation Statement is not an offer to purchase securities nor is it a solicitation of Consents from Preferred Holders, nor will Consents be accepted from or on behalf of such Preferred Holders, in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such a consent solicitation under applicable securities or “blue sky” laws.

DO NOT FOR ANY REASON DELIVER YOUR PREFERRED UNITS TO US, THE MANAGING GENERAL PARTNER, OR THE INFORMATION AND TABULATION AGENT AT THIS TIME.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information set forth in this Consent Solicitation Statement and documents incorporated herein by reference may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “would,” “seek,” “intend,” “plan,” “goal,” “project,” “estimate,” “anticipate” “strategy,” “future,” “likely” or other comparable terms and references to future periods. All statements other than statements of historical facts included in this Consent Solicitation Statement and documents incorporated herein by reference regarding our strategies, prospects, financial condition, operations, costs, plans, and objectives are forward-looking statements. Examples of forward-looking statements include statements we make regarding the Managing General Partner’s intention to execute the AR Partnership Agreement.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans, and strategies, projections, anticipated events, and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results, financial condition, or intentions to take certain corporate actions to differ materially from those indicated in the forward-looking statements include, in addition to those described in the “Risk Factors” and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, the inability to secure the approvals for the Proposed Amendment from the Preferred Holders, market conditions, and potential litigation challenging the Proposal or the Proposed Amendment.

Any forward-looking statement in this Consent Solicitation Statement or any document incorporated herein by reference is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral that may be made from time to time, whether as a result of new information, future developments, or otherwise, except as may be required under applicable law. We anticipate that subsequent events and developments will cause our views to change. You should read this Consent Solicitation Statement completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

THIS CONSENT SOLICITATION STATEMENT (INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN) CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE CONSENT SOLICITATION.

ii

SUMMARY

This summary highlights some information about us and this Consent Solicitation Statement. It may not contain all of the information that is important to you. You should read this Consent Solicitation Statement in its entirety together with the more detailed information found in the documents we file with the SEC, including those listed under the heading “Incorporation of Documents by Reference.” You should assume that the information in this Consent Solicitation Statement is accurate only as of the date of this Consent Solicitation Statement, or, in the case of documents we previously filed with the SEC and incorporated by reference, as of the date of those documents. Our business, financial condition, results of operations, and prospects may have changed since those dates. In this Consent Solicitation Statement, unless specifically noted otherwise, “we,” “us” and “our,” or the “Partnership” refer to Crestwood Equity Partners LP and its subsidiaries.

About the Partnership

Crestwood Equity Partners LP, a Delaware limited partnership formed in March 2001, is a master limited partnership that develops, acquires, owns or controls, and operates primarily fee-based assets and operations within the energy midstream sector. Headquartered in Houston, Texas, we provide broad-ranging infrastructure solutions across the value chain to service premier liquids-rich natural gas and crude oil shale plays across the United States. We own and operate a diversified portfolio of natural gas liquids, crude oil, natural gas, and produced water gathering, processing, storage, disposal, and transportation assets that connect fundamental energy supply with energy demand across North America. Our primary business objective is to maximize the value of the Partnership for our unitholders.

Crestwood Equity Partners LP is a holding company. All of our consolidated operating assets are owned by or through our wholly owned subsidiary, Crestwood Midstream Partners LP, a Delaware limited partnership. In addition, we have equity investments in joint ventures through which we operate certain of their respective assets.

Our principal executive office is located at 811 Main Street, Suite 3400, Houston, Texas 77002, and our telephone number is (832) 519-2200. Our website address is https://www.crestwoodlp.com. The information on our website is not part of this Consent Solicitation Statement.

Purpose of the Consent Solicitation

The purpose of the Consent Solicitation is to obtain the approval of the Preferred Holders of the Proposal and the Proposed Amendment to amend the definition of Change of Control under the Partnership Agreement. The Proposal and the Proposed Amendment relate to the recently announced strategic transactions and agreements pursuant to which First Reserve Management, L.P. (“First Reserve”) is exiting its investment in the Partnership, and the Partnership is purchasing the Managing General Partner. These transactions are referred to herein as the “First Reserve Separation.” In connection with and after consummation of the purchase of the Managing General Partner by the Partnership, our management intends to effect certain amendments (the “Governance Amendments”) to the governance provisions of the limited liability company agreement of the Managing General Partner and the Partnership Agreement, pursuant to which, among other things, the Managing General Partner will transition to having a board of directors elected by the holders of the Common Units. Pursuant to the terms of the Partnership Agreement governing the rights of Preferred Holders, the Preferred Units are convertible into Common Units, and the Preferred Holders are entitled to vote together with the holders of Common Units, as a single class (or as a separate class, if the matter being voted on adversely affects the rights, powers, privileges, or preferences of the Preferred Units in relation to other classes of Partnership Interests (as defined under the Partnership Agreement) or as required by law), on an as-converted basis. Thus, as a result of the Governance Amendments, Preferred Holders would also participate with the holders of the Common Units in electing the board of directors. Prior to the Governance Amendments, members of the board of directors of the Managing General Partner have been appointed by the owners of the Managing General Partner, and neither the holders of the Common Units nor the Preferred Holders were entitled to vote in the election of such board of directors. Additionally, under SEC rules, as a result of holding annual meetings for unitholders to participate in the election of directors, the Partnership will become subject to “say-on-pay” and “say-on-frequency” votes, further increasing unitholder participation in the governance of the Partnership and aligning interests of management and the Board with those of unitholders.

The Governance Amendments will also:

•	provide unitholders with the ability to call for special meetings of the unitholders;

•	impose certain independence standards pertaining to the composition of the Board;

•

permit a limited partner or a group of limited partners to be able to nominate persons for election to the Board upon timely written notice to the Managing General Partner, subject to certain ownership requirements; and

•

permit the Board to create a nominating and corporate governance committee of the Board to help (i) identify individuals qualified to become Board members consistent with criteria approved by the Board, (ii) select or recommend that the Board select director nominees, (iii) oversee the set of corporate governance principles applicable to the Managing General Partner, and (iv) oversee the evaluation of the Board and the officers of the Managing General Partner.

We are requesting your affirmative Consent with respect to Proposal and the Proposed Amendment as consideration for increasing the involvement of the Preferred Holders in the governance of the Partnership.

The rationale for the Proposal and the Proposed Amendment is that, upon completion of the First Reserve Separation, the event described in clause (i)(a) of the existing definition of Change of Control will have occurred (“First Reserve Fund XI, L.P. or an Affiliate of First Reserve Fund XI, L.P. has ceased, directly or indirectly, in one or more series of related transactions to control the Managing General Partner”), and consequently, a Change of Control could occur under clause (i) of the existing definition of Change of Control simply upon the subsequent cessation of Robert G. Phillips being the Chief Executive Officer of the Managing General Partner. Management of the Managing General Partner believes that the potential triggering of a Change of Control based solely on the continued Chief Executive Officer status of Mr. Phillips would be inconsistent with conventional and customary change of control provisions appearing in the equity and debt instruments of publicly traded companies, and as such potentially would not be in the best interests of the Partnership. Furthermore, the existing definition of Change of Control would unduly focus on the continued employment of Mr. Phillips as the Chief Executive Officer of the Managing General Partner. Consistent with corporate governance best practices, the Board believes that it should be free to select the executive officers of the Managing General Partner from time to time based on the best interests of the Partnership. Unless amended, the definition of Change of Control in the Partnership Agreement may interfere with the Board’s ability to conduct ordinary course succession planning and ultimately its discretion in the selection of a Chief Executive Officer. If adopted, the proposed changes to the definition of Change of Control in the Partnership Agreement would eliminate the possibility that a mere cessation of the service of Mr. Phillips as Chief Executive Officer of the Managing General Partner would constitute a Change of Control (and thus trigger the potential consequences thereof set forth in the Partnership Agreement).

Requisite Consents

The adoption of the Proposal and the Proposed Amendment requires the consent of Preferred Holders holding at least two-thirds of the issued and outstanding Preferred Units as of the Record Date (the “Requisite Consents”). See “The Consent Solicitation—Requisite Consents.”

How to Consent

Preferred Holders who wish to consent to the Proposal and the Proposed Amendment must deliver their properly submitted Consent in accordance with the DTC’s ATOP procedures so that it is received on or before the Expiration Date. Do not, for any reason, deliver your Preferred Units to us, the Managing General Partner or the Information and Tabulation Agent at this time and do not deliver the Consent to any person other than us and the Managing General Partner. See “The Consent Solicitation – How to Consent.”

Expiration Date

The Expiration Date is 5:00 p.m., Eastern Time, on             , 2021, unless earlier terminated or extended as provided for in this Consent Solicitation Statement. We will conclude the Consent Solicitation at the earlier of the Expiration Date or the date on which we have received the Requisite Consents.

Consent Fee

If the Requisite Consents are received by the Tabulation Agent through ATOP (and not revoked) at or prior to the Expiration Date and any other conditions set forth in this Consent Solicitation Statement are satisfied or waived, as applicable, then the Partnership will, as promptly as practicable after the Expiration Date, pay to the Consenting Holders from whom properly submitted Consents are received by the Tabulation Agent on or prior to the Expiration Date a Consent Fee equal to $            for each Preferred Unit with respect to which consents are received (and not revoked) on or prior to the Expiration Date.

Conditions of the Consent Solicitation

The Proposal and the Proposed Amendment will not become operative unless all conditions to the Consent Solicitation described in this Consent Solicitation Statement in the section entitled “The Consent Solicitation—Conditions to the Consent Solicitation” are satisfied or waived, as applicable. See “The Consent Solicitation—Conditions to the Consent Solicitation.”

Revocation of Consents

Prior to the Consent Effective Date, any Preferred Holder may revoke any Consent given as to its Preferred Units or any portion of such Preferred Units. Only a Preferred Holder on the Record Date may deliver a Consent or revoke any Consent previously delivered by such Preferred Holder. Any person or entity that becomes a holder of the Preferred Units after the Record Date will not have the authority to deliver a Consent to the Proposed Amendments or to revoke any Consent previously delivered by a Holder relating to the Preferred Units held by the subsequent holder. Preferred Holders who wish to exercise their right of revocation with respect to a Consent must give a properly transmitted “Requested Message” through ATOP, which must be received by the Tabulation Agent through ATOP, prior to the Consent Effective Date. See “The Consent Solicitation— Record Date and The Consent Solicitation— Revocation of Consents.”

Appraisal Rights

You will not be entitled to rights of an objecting stockholder or appraisal rights under Delaware law in connection with the Proposal, the Proposed Amendment, or this Consent Solicitation. See “The Consent Solicitation—No Appraisal Rights.”

Additional Information

Requests for assistance in submitting the Consent, or for additional copies of this Consent Solicitation Statement, should be directed to the Information Agent. Similarly, questions concerning the terms of the Consent Solicitation should be directed to the Information Agent. The Information and Tabulation Agent’s contact information is set forth below. Its address appears on the back cover of this Consent Solicitation Statement. The Information and Tabulation Agent makes no recommendation as to whether Preferred Holders should deliver Consents in response to the Consent Solicitation.

QUESTIONS AND ANSWERS ABOUT THE CONSENT SOLICITATION

The following are some questions regarding the Consent Solicitation that you may have as a Preferred Holder and the answers to those questions. We urge you to read carefully the entire Consent Solicitation Statement, including the section entitled “Risk Factors” and our Annual Report on Form 10-K for the year ended December 31, 2020. Additional important information is contained in the remainder of this Consent Solicitation. All references to “CEQP,” the “Partnership,” “we,” “our,” “ours,” and “us” and similar terms are to Crestwood Equity Partners LP and its subsidiaries, unless the context otherwise requires.

What is the purpose of the Consent Solicitation?

The purpose of the Consent Solicitation is to obtain the approval of the Preferred Holders of the Proposal and the Proposed Amendment to amend the definition of Change of Control under the Partnership Agreement. The Proposal and the Proposed Amendment relate to the First Reserve Separation and our management’s intent to effect the Governance Amendments with respect to the limited liability company agreement of the Managing General Partner and the Partnership Agreement, pursuant to which, among other things, the Managing General Partner will transition to having a board of directors elected by the holders of the Common Units, and as further described below, the holders of the Preferred Units. Pursuant to the terms of the Partnership Agreement governing the rights of Preferred Holders, the Preferred Units are convertible into Common Units, and the Preferred Holders are entitled to vote together with the holders of Common Units, as a single class (or as a separate class, if the matter being voted on adversely affects the rights, powers, privileges, or preferences of the Preferred Units in relation to other classes of Partnership Interests (as defined under the Partnership Agreement) or as required by law), on an as-converted basis. Thus, as a result of the Governance Amendments, Preferred Holders would also participate with the holders of the Common Units in electing the board of directors. Prior to the Governance Amendments, members of the board of directors of the Managing General Partner have been appointed by the owners of the Managing General Partner, and neither the holders of the Common Units nor the Preferred Holders were entitled to vote in the election of such board of directors. Additionally, under SEC rules, as a result of holding annual meetings for unitholders to participate in the election of directors, the Partnership will become subject to “say-on-pay” and “say-on-frequency” votes, further increasing unitholder participation in the governance of the Partnership and aligning interests of management and the Board with those of unitholders

The Governance Amendments will also:

•	provide unitholders with the ability to call for special meetings of the unitholders;

•	impose certain independence standards pertaining to the composition of the Board;

•

permit a limited partner or a group of limited partners to be able to nominate persons for election to the Board upon timely written notice to the Managing General Partner, subject to certain ownership requirements; and

•

permit the Board to create a nominating and corporate governance committee of the Board to help (i) identify individuals qualified to become Board members consistent with criteria approved by the Board, (ii) select or recommend that the Board select director nominees, (iii) oversee the set of corporate governance principles applicable to the Managing General Partner, and (iv) oversee the evaluation of the Board and the officers of the Managing General Partner.

We are requesting your affirmative Consent with respect to the Proposal and the Proposed Amendment as consideration for increasing the involvement of the Preferred Holders in the governance of the Partnership.

The rationale for the Proposal and the Proposed Amendment is that, upon completion of the First Reserve Separation, the event described in clause (i)(a) of the existing definition of Change of Control will have occurred (“First Reserve Fund XI, L.P. or an Affiliate of First Reserve Fund XI, L.P. has ceased, directly or indirectly, in one or more series of related transactions to control the Managing General Partner”), and consequently, a Change of Control could occur under clause (i) of the existing definition of Change of Control simply upon the subsequent cessation of Robert G. Phillips being the Chief Executive Officer of the Managing General Partner. Management of the Managing General Partner believes that the potential triggering of a Change of Control based solely on the continued Chief Executive Officer status of Mr. Phillips would be inconsistent with conventional and customary change of control provisions appearing in the equity and debt instruments of publicly traded companies, and as such potentially would not be in the best interests of the Partnership. Furthermore, the existing definition of Change of Control would unduly focus on the continued employment of Mr. Phillips as the Chief Executive Officer of the Managing General Partner. Consistent with corporate governance best practices, the Board believes that it should be free to select the executive officers of the Managing General Partner from time to time based on the best interests of the Partnership. Unless amended, the definition of Change of Control in the Partnership Agreement may interfere with the Board’s ability to conduct ordinary course succession planning and ultimately its discretion in the selection of a Chief Executive Officer. If adopted, the proposed changes to the definition of Change of Control in the Partnership Agreement would eliminate the possibility that a mere cessation of the service of Mr. Phillips as Chief Executive Officer of the Managing General Partner would constitute a Change of Control (and thus trigger the potential consequences thereof set forth in the Partnership Agreement).

What are the conditions to the closing of the Consent Solicitation and approval of the Proposal and the Proposed Amendment?

For the Proposal to be approved, we must receive affirmative Consents (the “Requisite Consents”) with respect to the Proposal and the Proposed Amendment from holders of at least two-thirds of the issued and outstanding Preferred Units.

If I do not approve the Proposal and the Proposed Amendment, but the Proposal and Proposed Amendment are approved by the requisite number of Preferred Units, how will my Preferred Units be affected?

If we receive the Requisite Consents, all other conditions set forth in this Consent Solicitation Statement are satisfied or waived, as applicable, and the AR Partnership Agreement (inclusive of the Proposed Amendment) is executed by the Managing General Partner, even if you do not approve the Proposal and Proposed Amendment by submitting a Consent, you will still be subject to and bound by the AR Partnership Agreement, including the amendments to the terms of the Preferred Units effected thereby (i.e., the AR Partnership Agreement, inclusive of the Proposed Amendment, will govern the terms of the Preferred Units held by all holders and their transferees, regardless of whether such holders have consented to the Proposal and the Proposed Amendment).

How do I deliver my consent to the Proposal and the Proposed Amendment?

Preferred Holders who wish to consent to the Proposal and the Proposed Amendment must deliver their properly submitted Consent in accordance DTC’s ATOP Procedures so that it is received on or before the Expiration Date. Do not, for any reason, deliver your Preferred Units to us, the Managing General Partner, or the Information and Tabulation Agent, and do not deliver the Consent to any person other than us and the Managing General Partner. See “The Consent Solicitation — How to Consent.”

When will the Proposal and the Proposed Amendment become effective?

If the Tabulation Agent receives the Requisite Consents from the Preferred Holders and all other conditions set forth in this Consent Solicitation Statement are satisfied or waived, as applicable, the AR Partnership Agreement (inclusive of the Proposed Amendment) will become effective upon execution of the AR Partnership Agreement by the Managing General Partner. The Managing General Partner intends to execute such AR Partnership Agreement as soon as possible after the date on which the Requisite Consents have been received and all other conditions to the Proposal and the Proposed Amendment set forth in this Consent Solicitation Statement have been satisfied or waived, as applicable.

When will the Consent Fee be paid?

If the Requisite Consents are received (and not revoked) at or prior to the Expiration Date and any other conditions set forth in this Consent Solicitation Statement are satisfied or waived, as applicable, then the Partnership will, as promptly as practicable after the Expiration Date, pay to the Consenting Holders from whom properly submitted Consents are received by the Tabulation Agent through ATOP on or prior to the Expiration Date the Consent Fee for each Preferred Unit with respect to which consents are received (and not revoked) on or prior to the Expiration Date.

Are there tax consequences upon the receipt of the Consent Fee?

The Partnership will report the receipt of the Consent Fee by each Consenting Holder as ordinary income for U.S. federal income tax purposes.

THE PARTNERSHIP

Crestwood Equity Partners LP, a Delaware limited partnership formed in March 2001, is a master limited partnership that develops, acquires, owns or controls, and operates primarily fee-based assets and operations within the energy midstream sector. Headquartered in Houston, Texas, we provide broad-ranging infrastructure solutions across the value chain to service premier liquids-rich natural gas and crude oil shale plays across the United States. We own and operate a diversified portfolio of natural gas liquids, crude oil, natural gas, and produced water gathering, processing, storage, disposal, and transportation assets that connect fundamental energy supply with energy demand across North America. Our primary business objective is to maximize the value of the Partnership for our unitholders.

Crestwood Equity Partners LP is a holding company. All of our consolidated operating assets are owned by or through our wholly owned subsidiary, Crestwood Midstream Partners LP, a Delaware limited partnership. In addition, we have equity investments in joint ventures through which we operate certain of their respective assets.

Our principal executive office is located at 811 Main Street, Suite 3400, Houston, Texas 77002, and our telephone number is (832) 519-2200. Our website address is https://www.crestwoodlp.com. The information on our website is not part of this Consent Solicitation Statement.

RISK FACTORS

You should carefully consider the risks and uncertainties described throughout this Consent Solicitation Statement, including those described below, and the risk factors set forth in our annual and periodic reports that we file with the SEC regarding the risks of investment in our securities, before you decide whether to Consent to the Proposal and the Proposed Amendment.

Risk Related to the Consent Solicitation

Conflicts of interest may exist between holders of common units, including our officers and directors, and Preferred Holders.

As of April 30, 2021, our directors, executive officers, and holders of more than 5% of the Partnership’s common units representing limited partner interests (the “Common Units”) collectively beneficially owned approximately 18.55% of the outstanding Common Units. Our directors and executive officers do not beneficially own any Preferred Units.

The existence of separate classes of limited partner interests, with one class holding a liquidation preference, may give rise to a conflict of interest. Our Board has sought to act in the best interest of all equityholders, mindful of any potential conflicts of interest. However, the Consent Solicitation and the Proposed Amendment may give rise to certain conflicts of interest between the Preferred Holders and holders of the Partnership’s Common Units, which we may not be able to effectively address, including, but not limited to, the fact that the amendments to the terms of the Preferred Units reflected in the Proposal and the Proposed Amendment may reduce the likelihood of a Change of Control occurring and thus a Change of Control remedy being exercised by the Preferred Holders (e.g., redemption of the Preferred Units at a price per Preferred Unit equal to 101% of $9.1273, plus accrued and unpaid distributions to the date of such redemption), which would indirectly benefit the existing holders of Common Units by potentially preserving cash in the Partnership or avoiding dilution of the Common Units.

DESCRIPTION OF THE EQUITY INTERESTS IN THE PARTNERSHIP

As of April 30, 2021, the outstanding equity interests in the Partnership include 62,832,258 Common Units and 71,257,445 Preferred Units.

For a complete description of the equity interests in the Partnership, you should refer to the Partnership Agreement (prior to the Effective Time), the AR Partnership Agreement (on or after the Effective Time), and to the applicable provisions of Delaware law. Solely for purposes of this section of this Consent Solicitation Statement, the term “Partnership Agreement” shall refer to the Partnership Agreement (prior to the Effective Time) or the AR Partnership Agreement (on or after the Effective Time).

Common Units

The Common Units represent limited partner interests in the Partnership. The holders of Common Units are entitled to participate in Partnership distributions and exercise the rights or privileges available to limited partners under the Partnership Agreement.

Cash Distributions

The Partnership Agreement specifies the manner in which we will make cash distributions to our unitholders. The Partnership Agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date. Available cash, for any quarter, consists of all cash and cash equivalents on hand at the end of that quarter, minus the amount of cash reserves necessary or appropriate, in the reasonable discretion of the Managing General Partner, to provide for the proper conduct of our business, to comply with applicable law, our debt instruments, or other agreements, or to provide funds for future distributions to our partners for any one or more of the next four quarters, plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of the quarter. Working capital borrowings are generally borrowings that are made under our revolving credit facility and, in all cases, are used solely for working capital purposes or to pay distributions to our partners. Available cash does not include any IPCH/Crestwood Partners Available Cash (as defined in the Partnership Agreement). Our general partner is not entitled to distributions on its non-economic interest.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC serves as the registrar and transfer agent for the Common Units. We will pay all fees charged by the transfer agent for transfers of Common Units except the following, which must be paid by the holders of Common Units:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a Common Unit; and

•	other similar fees or charges.

There is no charge to the holders of Common Units for disbursements of our cash distributions. We will indemnify each of the transfer agent, its agents, and their respective stockholders, directors, officers, and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed, our Managing General Partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

Upon the transfer of a Common Unit in accordance with the Partnership Agreement, the transferee of the Common Unit will be admitted as a limited partner with respect to the Common Units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power, and authority to become bound by the Partnership Agreement;

•	automatically becomes bound by the terms and conditions of, and is deemed to have executed, the Partnership Agreement; and

•	gives the consents, waivers, and approvals contained in the Partnership Agreement.

In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in the Partnership for the transferred Common Units. A transferee will become a substituted limited partner of the Partnership for the transferred Common Units automatically upon the recording of the transfer on our books and records. Our Managing General Partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

Until a Common Unit has been transferred on our books, we and the transfer agent may treat the record holder of the Common Unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

We may, at our discretion, treat the nominee holder of a Common Unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common Units are securities, and any transfers of Common Units are subject to the laws governing the transfer of securities.

Preferred Units

On May 5, 2015, we entered into a definitive agreement with Crestwood Midstream Partners LP (“Crestwood Midstream”) and certain of its affiliates (the “Merger Agreement”) under which Crestwood Midstream agreed to merge with a wholly owned subsidiary of ours, with Crestwood Midstream surviving as our wholly owned subsidiary (the “Merger”). On September 30, 2015 (the “Closing Date”), we and Crestwood Midstream jointly announced the completion of our acquisition of Crestwood Midstream. As part of the merger consideration, Crestwood Midstream’s unitholders became our unitholders in a tax-free exchange, with Crestwood Midstream’s common unitholders receiving 2.75 of our Common Units for each common unit of Crestwood Midstream held upon completion of the Merger, and Crestwood Midstream’s preferred unitholders receiving 2.75 of our Preferred Units for each preferred unit of Crestwood Midstream held upon completion of the Merger. To that end, we issued 59,345,672 Preferred Units in connection with the Merger and an additional 11,911,773 Preferred Units subsequent to the Merger. Crestwood Midstream’s incentive distribution rights were also eliminated upon completion of the Merger and Crestwood Midstream’s common units ceased to be listed on the NYSE. On November 23, 2015, we effected a reverse unit split at the ratio of 1-for-10, with fractional units rounded to the nearest whole unit. On June 28, 2019, we registered the resale of our Preferred Units, and on July 3, 2019, we listed the Preferred Units on the New York Stock Exchange.

The Preferred Units represent a separate class of our limited partner interests. As of April 30, 2021, there were 71,257,445 Preferred Units outstanding, which are convertible into approximately 7,125,745 Common Units, with fractional units rounded to the nearest whole unit; provided, however, that in certain circumstances, the preferred units may be converted using the Special Conversion Amount (as defined in the Partnership Agreement) or the Adjusted Conversion Amount (as defined in the Partnership Agreement). Holders of Preferred Units may elect, (i) to convert all or any portion of the Preferred Units held by such holder, in an aggregate amount equal to or greater than the Minimum Conversion Amount (as defined in the Partnership Agreement), into Common Units, at the then applicable Conversion Ratio (as defined in the Partnership Agreement), subject to payment of any accrued but unpaid distributions to the date of conversion, and (ii) in the event of our voluntary liquidation, dissolution, or winding up, to convert all or any portion of the Preferred Units held by such holder into Common Units, at the then applicable Conversion Ratio, subject to payment of any accrued but unpaid distributions to the date of conversion.

Additionally, holders of the Preferred Units are entitled to a cumulative distribution (the “Preferred Distribution”) of $0.2111 per quarter in respect of each Preferred Unit, subject to certain adjustments described in the Partnership Agreement. During the Initial Distribution Period (as defined in the Partnership Agreement), the Preferred Distribution was paid, in the sole discretion of the Managing General Partner, in additional Preferred Units, in cash, or in a combination of additional Preferred Units and cash. Following such period, the Preferred Distribution must be paid in cash at the Distribution Amount, subject to certain exceptions described in the Partnership Agreement. We will not declare or make any distributions in respect of any Junior Securities (as defined in the Partnership Agreement), including our Common Units, or any Parity Securities (as defined in the Partnership Agreement), subject to certain limited exceptions, unless and until all accrued and unpaid distributions on the Preferred Units have been paid in full in cash.

Class A Units

Class A units represent limited partner interests in us (the “Class A Units”). The rights and obligations of holders of Class A Units are identical to the rights and obligations of holders of Common Units, including with respect to cash distributions, except that holders of Class A Units (i) do not have the right to vote on, approve or disapprove, or otherwise consent with respect to any matter (including mergers, share exchanges, and similar statutory authorizations), except as otherwise required by any non-waivable provision of law, on account of their Class A Units, (ii) do not, on account of their Class A Units, share in (a) any income, gains, losses, deductions, and credits that are attributable to our ownership of, or sale or other disposition of, the shares of common stock of IPCH Acquisition Corp. (“IPCH”), and the membership interests of Crestwood Partners LLC (“Crestwood Partners”), or (b) any cash and cash equivalents on hand derived from or attributable to our ownership of, or sale or other disposition of, the shares of common stock of IPCH and the membership interests of Crestwood Partners, (iii) were not entitled to participate in the distribution of 56,398,707 Crestwood Midstream common units that we owed to holders of Common Units, pro rata, and (iv) for each of the first ten quarters ending on or after March 31, 2014 after the end of the subordination period, are entitled to a distribution equal to $10.00 per Class A unit prior to the quarterly distributions of available cash to all unitholders.

Subordinated Units

The subordinated units represent limited partner interests in us (the “Subordinated Units”). In connection with Crestwood Holdings’ acquisition of our general partner, and prior to the reverse unit split, we issued 4,387,889 Subordinated Units to Crestwood Gas Services Holdings LLC. Subsequent to the reverse unit split, there are 438,789 Subordinated Units outstanding. The rights and obligations of the Subordinated Units are identical to the rights and obligations of Common Units except that the Subordinated Units are subordinate to Common Units with respect to distribution. As a result of the First Reserve Separation, we indirectly acquired all of the outstanding Subordinated Units, which we have cancelled and retired.

PURPOSE OF THE CONSENT SOLICITATION

Background

On March 25, 2021, the Partnership entered into certain agreements pursuant to which the Partnership acquired approximately 11.5 million Common Units and will acquire the general partner interest in the Partnership from Crestwood Holdings LLC, an entity controlled by First Reserve. The transactions contemplated under those agreements, which we refer to as the “First Reserve Separation,” will ultimately result in First Reserve exiting its investment in the Partnership, and the Partnership owning all of the equity interests in the Managing General Partner. In connection with and after consummation of the acquisition of the Managing General Partner by the Partnership, our management intends to effect certain amendments (the “Governance Amendments”) to the governance provisions of the limited liability company agreement of the Managing General Partner and the Partnership Agreement, pursuant to which, among other things, the Managing General Partner will transition to having a board of directors elected by the holders of the Common Units. The Governance Amendments are intended to further ensure alignment between the board of directors of the Managing General Partner (the “Board”), our management and the holders of the Common Units, which is consistent with the Partnership’s long-term environmental, social, and corporate governance strategy.

Pursuant to the terms of the Partnership Agreement governing the rights of Preferred Holders, the Preferred Units are convertible into Common Units, and the Preferred Holders are entitled to vote together with the holders of Common Units, as a single class (or as a separate class, if the matter being voted on adversely affects the rights, powers, privileges, or preferences of the Preferred Units in relation to other classes of Partnership Interests (as defined under the Partnership Agreement) or as required by law), on an as-converted basis. Thus, as a result of the Governance Amendments, Preferred Holders would also participate with the holders of the Common Units in electing the board of directors. Prior to the Governance Amendments, members of the board of directors of the Managing General Partner have been appointed by the owners of the Managing General Partner, and neither the holders of the Common Units nor the Preferred Holders were entitled to vote in the election of such board of directors. Additionally, under SEC rules, as a result of holding annual meetings for unitholders to participate in the election of directors, the Partnership will become subject to “say-on-pay” and “say-on-frequency” votes, further increasing unitholder participation in the governance of the Partnership and aligning interests of management and the Board with those of unitholders.

The Governance Amendments will also:

•	provide unitholders with the ability to call for special meetings of the unitholders;

•	impose certain independence standards pertaining to the composition of the Board;

•

permit a limited partner or a group of limited partners to be able to nominate persons for election to the Board upon timely written notice to the Managing General Partner, subject to certain ownership requirements; and

•

permit the Board to create a nominating and corporate governance committee of the Board to help (i) identify individuals qualified to become Board members consistent with criteria approved by the Board, (ii) select or recommend that the Board select director nominees, (iii) oversee the set of corporate governance principles applicable to the Managing General Partner, and (iv) oversee the evaluation of the Board and the officers of the Managing General Partner.

We are requesting your affirmative Consent with respect to the Proposal and the Proposed Amendment as consideration for increasing the involvement of the Preferred Holders in the governance of the Partnership.

Reasons for the Consent Solicitation

The rationale for the Proposal and the Proposed Amendment is that, upon completion of the First Reserve Separation, the event described in clause (i)(a) of the existing definition of Change of Control will have occurred (“First Reserve Fund XI, L.P. or an Affiliate of First Reserve Fund XI, L.P. has ceased, directly or indirectly, in one or more series of related transactions to control the Managing General Partner”), and consequently, a Change of Control could occur under clause (i) of the existing definition of Change of Control simply upon the subsequent cessation of Robert G. Phillips being the Chief Executive Officer of the Managing General Partner. Management of the Managing General Partner believes that the potential triggering of a Change of Control based solely on the continued Chief Executive Officer status of Mr. Phillips would be inconsistent with conventional and customary change of control provisions appearing in the equity and debt instruments of publicly traded companies, and as such potentially would not be in the best interests of the Partnership. Furthermore, the existing definition of Change of Control would unduly focus on the continued employment of Mr. Phillips as the Chief Executive Officer of the Managing General Partner. Consistent with corporate governance best practices, the Board believes that it should be free to select the executive officers of the Managing General Partner from time to time based on the best interests of the Partnership. Unless amended, the definition of Change of Control in the Partnership Agreement may interfere with the Board’s ability to conduct ordinary course succession planning and ultimately its discretion in the selection of a Chief Executive Officer. If adopted, the proposed changes to the definition of Change of Control in the Partnership Agreement would eliminate the possibility that a mere cessation of the service of Mr. Phillips as Chief Executive Officer of the Managing General Partner would constitute a Change of Control (and thus trigger the potential consequences thereof set forth in the Partnership Agreement).

Proposal and Proposed Amendment

On May 6, 2021, the Board approved the Proposed Amendment, which would, when approved by the holders of at least two-thirds of the Preferred Units, be included in the AR Partnership Agreement to be executed by the Managing General Partner (which would thereby implement the Proposal and the Proposed Amendment). You are being asked to approve the Proposal, as described below, and the Proposed Amendment.

If the Proposal and the Proposed Amendment are approved, then the cessation of Robert G. Phillips being the Chief Executive Officer of the Managing General Partner will no longer be deemed a Change of Control.

The Proposal seeks to make the following changes to the Partnership Agreement:

To amend the definition of “Change of Control” in Section 1.1 of the Partnership Agreement as set forth below, with deletions denoted as strikethrough text and insertions denoted as bold underlined text:

“Change of Control” means the occurrence of any of the following events: (i) ~~(a) First Reserve Fund XI, L.P. or an Affiliate of First Reserve Fund XI, L.P. has ceased, directly or indirectly, in one or more series of related transactions, to control the General Partner (the Person, if any, acquiring such control of the General Partner, and each Person, if any, that subsequently acquires control of the General Partner, is hereinafter referred to as a “New GP Owner”) and (b) Robert G. Phillips has ceased to be the Chief Executive Officer of the General Partner; (ii)~~ the Common Units are no longer listed or admitted for trading on the New York Stock Exchange or another National Securities Exchange; (~~iii~~ii) a Cash COC Event; (~~iv~~iii) any direct or indirect sale, lease, transfer, conveyance or other disposition, in one or more series of related transactions, of all or substantially all of the properties or assets of the Partnership to any Person; or (~~v~~iv) any dissolution or liquidation of the Partnership (other than in connection with a bankruptcy proceeding or a statutory winding up)~~; provided, if a Change of Control under clause (i) of this definition has occurred, and one or more Preferred Holders has elected, pursuant to Section 5.8(e)(ii)(C), to continue to hold Preferred Units, then, with respect to each such Preferred Holder, a Change of Control shall also mean the occurrence of any of the following events: (a) a New GP Owner has ceased, directly or indirectly, in one or more series of related transactions, to control the General Partner; or (b) if there is no New GP Owner, any merger, consolidation or other combination of the Partnership with another entity in which the Partnership is not the surviving entity.~~

Accordingly, after giving effect to the Proposed Amendment, definition of “Change of Control” in Section 1.1 of the Partnership Agreement would read as follows:

“Change of Control” means the occurrence of any of the following events: (i) the Common Units are no longer listed or admitted for trading on the New York Stock Exchange or another National Securities Exchange; (ii) a Cash COC Event; (iii) any direct or indirect sale, lease, transfer, conveyance or other disposition, in one or more series of related transactions, of all or substantially all of the properties or assets of the Partnership to any Person; or (iv) any dissolution or liquidation of the Partnership (other than in connection with a bankruptcy proceeding or a statutory winding up).

THE CONSENT SOLICITATION

Record Date

The Record Date is the close of business on             , 2021. This Consent Solicitation Statement and the Consent are being sent to all record holders of Preferred Units as of the Record Date. The Record Date has been fixed as the date for the determination of Preferred Holders entitled to give Consents pursuant to the Consent Solicitation. The Managing General Partner reserves the right to establish, from time to time, but in all cases prior to the Consent Effective Date (as defined below), any new date as such Record Date with respect to the Preferred Units and, thereupon, any such new date will be deemed to be the Record Date for purposes of the Consent Solicitation. “Consent Effective Date” means the 5:00 p.m., Eastern Time, on the date, if any, on which Requisite Consents shall have been received by the Tabulation Agreement.

General

As of the Record Date, there were 71,257,445 outstanding Preferred Units. The Proposal and the Proposed Amendment will not become operative until after the satisfaction or waiver of the conditions to the Consent Solicitation, as applicable. These conditions include receipt of the Requisite Consents and the satisfaction of the conditions described herein. See “—Conditions to the Consent Solicitation.” The Managing General Partner reserves the right to amend the terms and conditions of the Consent Solicitation at any time prior to the Expiration Date for any reason, including, but not limited to, extending and/or terminating the Consent Solicitation. If the Requisite Consents are received (and not revoked) at or prior to the Expiration Date and any other conditions set forth in this Consent Solicitation Statement are satisfied or waived, as applicable, and the AR Partnership Agreement, inclusive of the Proposed Amendment, is executed by the Managing General Partner, the amendments to the terms of the Preferred Units effected thereby will be binding on all Preferred Holders, including non-consenting Preferred Holders and their transferees. The delivery of a Consent will not affect a Preferred Holder’s right to sell or transfer Preferred Units, and a sale or transfer of any Preferred Units after the Record Date will not have the effect of revoking any Consent properly given by the registered holder of such Preferred Unit. Therefore, each properly executed and delivered Consent will be counted notwithstanding any sale or transfer of any Preferred Unit to which such Consent relates, unless the applicable registered holder has complied with the procedure for revoking Consents, as described herein.

Conditions to the Consent Solicitation

The sole condition to the Consent Solicitation is receipt of the Requisite Consents.

Requisite Consents

The Proposal and the Proposed Amendment require the affirmative consent of the holders of at least two-thirds of the issued and outstanding Preferred Units. As of the Record Date, there were 71,257,445 Preferred Units issued and outstanding.

How to Consent

General

This Consent Solicitation Statement is being sent to record holders of Preferred Units as of 5:00 p.m., Eastern Time, on             , 2021.

Preferred Holders who wish to consent to the Proposal and the Proposed Amendment must deliver their properly submitted Consent in accordance with the procedures described below so that it is received on or before the Expiration Date.

Each Preferred Holder who delivers a Consent in accordance with the procedures set forth herein will be deemed to have validly consented to the Proposal and the Proposed Amendment.

All of the Preferred Units are held in book-entry form. Only registered holders of the Preferred Units are authorized to deliver Consents with respect to their Preferred Units. Therefore, to deliver a Consent, the beneficial owner of Preferred Units must instruct its DTC Participant to deliver the Consents on the beneficial owner’s behalf according to the procedures described below.

DTC has confirmed that the Consent Solicitation is eligible for DTC’s Automated Tender Offer Program (“ATOP”) procedures. Accordingly, DTC Participants must electronically deliver a Consent by causing DTC to temporarily transfer and surrender their Preferred Units to the Information and Tabulation Agent in accordance with DTC’s ATOP (contra CUSIP) procedures. By making such transfer, DTC Participants will be deemed to have delivered a Consent with respect to any Preferred Units so transferred and surrendered. DTC will verify each temporary transfer and surrender and confirm the electronic delivery of such Consent by sending an Agent’s Message to the Information and Tabulation Agent.

The term “Agent’s Message” means a message transmitted by DTC and received by the Information and Tabulation Agent, which states that DTC has received an express acknowledgment from the DTC Participant delivering Consents that such DTC Participant (1) has received and agrees to be bound by the terms of the applicable Consent Solicitation as set forth in this Consent Solicitation Statement and that the Partnership may enforce such agreement against such DTC Participant and (2) consents to the to the Proposal and the Proposed Amendment as described in this Consent Solicitation Statement.

The Information and Tabulation Agent will establish a new ATOP account or utilize an existing account with respect to the Preferred Units at DTC (the “Book-Entry Transfer Facility”) promptly after the date of this Consent Solicitation Statement (to the extent that such arrangement has not already been made by the Information and Tabulation Agent), and any financial institution that is a participant in the Book-Entry Transfer Facility system and whose name appears on a security position listing as the owner of Preferred Units may make book-entry delivery of Preferred Units into the Information and Tabulation Agent’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. Delivery of documents to the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility does not constitute delivery to the Information and Tabulation Agent.

CONSENTS MUST BE ELECTRONICALLY DELIVERED IN ACCORDANCE WITH DTC’S ATOP PROCEDURES.

A beneficial owner of Preferred Units held through a broker, dealer, commercial bank, trust company, other nominee or DTC Participant must provide appropriate instructions to such person in order to cause a delivery of Consent through ATOP with respect to such Preferred Units.

Preferred Holders desiring to deliver their Consents prior to the applicable Expiration Date should note that they must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such respective date. Consents not delivered prior to the Expiration Date will be disregarded and of no effect.

The method of delivery of Consents through the ATOP procedures and any other required documents to the Information and Tabulation Agent is at the election and risk of the Preferred Holder, and delivery will be deemed made only when made through ATOP in accordance with the procedures described herein.

Deliveries of Consents or notices of revocation will not be deemed to have been made until such irregularities have been cured or waived. The Partnership’s interpretation of the terms and conditions of the Consent Solicitations (including this Consent Solicitation Statement) will be final and binding on all parties.

No consent form or letter of transmittal needs to be executed in relation to the Consent Solicitations or the Consents delivered through DTC. The valid electronic delivery of Consents through the temporary transfer and surrender of Preferred Units in accordance with DTC’s ATOP procedures shall constitute a written consent to the Consent Solicitation.

Preferred Holders should not tender or deliver their Preferred Units at any time.

The registered ownership of a Preferred Unit as of the Record Date shall be determined by American Stock Transfer & Trust Company, as transfer agent and registrar of the Preferred Units. The ownership of Preferred Units held through DTC by DTC Participants shall be established by a DTC security position listing provided by DTC as of the Record Date.

Giving a Consent will not affect the Preferred Holder’s right to sell or transfer the Preferred Units. DTC will create escrow positions for each Preferred Holder who delivers a valid Consent to the applicable Proposed Amendments prior to the Expiration Date, and who has not validly revoked such Consent, prior to the Consent Effective Date. The payment of any Consent Fee will be paid to the Preferred Holders who delivered valid Consents even if such Preferred Holder sells or transfers its Preferred Units prior to the consummation of the Acquisition.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any delivered Consent pursuant to any of the procedures described above shall be determined by the Partnership, in its sole discretion (which determination shall be final and binding). The Partnership reserves the absolute right to reject any or all deliveries of any Consent determined by it not to be in proper form or the acceptance of which would, in the Partnership’s opinion, be unlawful. The Partnership also reserves the absolute right, in its sole discretion, to waive any defect or irregularity as to any delivery of any Consent of any particular Preferred Holder, regardless of whether similar defects or irregularities are waived in the case of other Preferred Holders. The Partnership’s interpretation of the terms and conditions of the Consent Solicitation, shall be final and binding. Any defect or irregularity in connection with deliveries of Consents must be cured within such time as the Partnership determines, unless waived by the Partnership. Deliveries of Consents shall not be deemed to have been made until all defects and irregularities have been waived by the Partnership or cured. Neither the Partnership nor any other person shall be under any duty to give notification to any Preferred Holder of any defects or irregularities in deliveries of Consents or shall incur any liability for failure to give any such notification.

Expiration Date; Extensions; Amendment

The Expiration Date is                     , 2021 at 5:00 p.m., Eastern Time. The Managing General Partner reserves the right (but is not obligated), in its sole discretion and subject to applicable law, at any time prior to the Expiration Date to (i) terminate the Consent Solicitation for any reason, including if the Requisite Consents has not been received; or (ii) amend the terms of the Consent Solicitation (including to extend the Expiration Date). The Managing General Partner reserves the right (but is not obligated) to accept any Consent received by any other reasonable means or in any form that reasonably evidences the giving of consent to the approval of the Proposal and the Proposed Amendment.

Revocation of Consent

Prior to the Consent Effective Date, any Preferred Holder may revoke any Consent given as to its Preferred Units or any portion of such Preferred Units. Only a Preferred Holder on the Record Date may deliver a Consent or revoke any Consent previously delivered by such Preferred Holder. Any person or entity that becomes a holder of the Preferred Units after the Record Date will not have the authority to deliver a Consent to the Proposed Amendments or to revoke any Consent previously delivered by a Holder relating to the Preferred Units held by the subsequent holder. Preferred Holders who wish to exercise their right of revocation with respect to a Consent must give a properly transmitted “Requested Message” through ATOP, which must be received by the Tabulation Agent through ATOP, prior to the Consent Effective Date.

In order to be valid, a notice of revocation must specify the Preferred Holder in the Book-Entry Transfer Facility whose name appears on the security position listing as the owner of such Preferred Units and the number of the Preferred Units with respect to which a Consent is to be revoked. Validly revoked Consents may be redelivered by following the procedures described elsewhere in this Consent Solicitation Statement at any time prior to the Expiration Date. Consents may not be revoked after the Consent Effective Date.

Also, if the Consent Solicitation is amended prior to the Expiration Date in a manner determined by the Partnership, in its sole discretion, to constitute a material change to the terms of the Consent Solicitation, the Partnership will promptly disseminate additional applicable Consent Solicitation materials and may (but is not required to) extend the Expiration Date for a period deemed by the Partnership to be adequate to permit Preferred Holders to consider such amendments and, if required by applicable law or in the Partnership’s sole discretion, extend the right of Preferred Holders to revoke or withdraw their Consents.

To be effective, a notice of revocation must be in a format customarily used by DTC.

A revocation of a Consent may only be rescinded by the execution and delivery of a new Consent in accordance with the procedures set forth in this Consent Solicitation Statement. A Preferred Holder who has delivered a revocation at any time prior to the Consent Effective Date may thereafter deliver a new Consent until the Expiration Date in accordance with the procedures described in this Consent Solicitation Statement. A revocation to a Consent can only be accomplished in accordance with the foregoing procedures.

The Partnership intends to consult with the Information and Tabulation Agent to determine whether the Information and Tabulation Agent has received any revocations of Consents. The Partnership reserves the right to contest the validity of any revocation, and all questions as to the validity (including time of receipt) of any revocation will be determined by the Partnership in its sole discretion, which determination will be conclusive and binding.

A revocation of the Consent will be effective only as to the Preferred Units listed on the revocation and only if such revocation complies with the provisions of this Consent Solicitation Statement. Only a Preferred Holder is entitled to revoke a Consent previously given. A beneficial owner of the Preferred Units must arrange with its broker, dealer, commercial bank, trust company or other nominee company to execute and deliver on its behalf a revocation of any Consent already given with respect to such Preferred Units.

Consent Fee

If the Requisite Consents are received by the Tabulation Agent through ATOP (and not revoked) at or prior to the Expiration Date and any other conditions set forth in this Consent Solicitation Statement are satisfied or waived, as applicable, then the Partnership will, as promptly as practicable after the Expiration Date, pay to the Consenting Holders from whom properly submitted Consents are received by the Tabulation Agent through ATOP on or prior to the Expiration Date the Consent Fee for each Preferred Unit with respect to which consents are received (and not revoked) on or prior to the Expiration Date.

Tax Consequences Related to the Consent Fee

The Partnership will report the receipt of the Consent Fee by each Consenting Holder as ordinary income for U.S. federal income tax purposes.

Information and Tabulation Agent

The Partnership has appointed D.F. King & Co., Inc. as Information and Tabulation Agent for the Consent Solicitation to, among other things, receive, tabulate and verify Consents. All correspondence sent to the Information and Tabulation Agent should be directed to the address set forth on the back cover of this Consent Solicitation Statement. The Partnership has agreed to indemnify the Information and Tabulation Agent for certain liabilities, including liabilities under the federal securities laws. D.F. King & Co., Inc. has agreed to facilitate the Consent Solicitations; however, the Partnership is solely responsible for the information contained in the Consent Solicitation materials. The Information and Tabulation Agent makes no recommendation as to whether Preferred Holders should deliver Consents in response to the Consent Solicitation.

Requests for additional copies of and questions relating to the Consent Solicitation Statement, the Partnership Agreement, and the documents incorporated by reference into this Consent Solicitation Statement may be directed to the Information and Tabulation Agent at the address and telephone number set forth on the back cover of this Consent Solicitation Statement. Holders of the Preferred Units may also contact their broker, dealer, commercial bank, trust company, other nominee or DTC Participant for assistance concerning the Consent Solicitation.

In connection with the Consent Solicitation, directors, officers and regular employees of the Partnership (who will not be specifically compensated for such services) may solicit Consents by use of the mails, personally or by telephone, facsimile or other means.

The Partnership will pay the Information and Tabulation Agent reasonable and customary fees for its services and will reimburse it for its reasonable and documented expenses in connection those services. The Partnership will also reimburse brokers and dealers for customary mailing and handling expenses incurred by them in forwarding copies of this Consent Solicitation Statement and related documents to the beneficial owners of the Preferred Units.

Board Recommendation

The Board unanimously determined that the Proposal and the Proposed Amendment are in the best interests of the Partnership and its unitholders and declared the Proposal and the Proposed Amendment advisable. The Board believes that the Proposal and the Proposed Amendment, including the amendments to the terms of the Preferred Units, are fair to both the holders of Common Units and the Preferred Holders. The Board, did not retain any unaffiliated representative to act solely on behalf of the Preferred Holders nor engage an investment bank or other financial expert to render a report concerning the fairness of the transaction.

The Board recommends that all Preferred Holders consent to the Proposed Amendment and the Proposal by electronically delivering their Consents in accordance with DTC’s ATOP procedures. See “The Consent Solicitation – How to Consent.”

No Appraisal Rights

Preferred Holders are not entitled to rights of an objecting stockholder or appraisal rights under Delaware law in connection with the Proposal, the Proposed Amendment, or this Consent Solicitation.

Fees and Expenses

We expect to incur reasonable and customary fees and expenses in connection with the Consent Solicitation, including filing and legal fees, printing costs, and Information and Tabulation Agent expenses. The entire cost of this Solicitation will be borne by the Partnership. We will request brokerage houses, nominees, custodians, fiduciaries, and other like parties to forward this Consent Solicitation Statement to the beneficial owners of the Preferred Units held of record by them, and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such materials.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information known to us about the beneficial ownership of the Partnership’s Common Units and Preferred Units as of April 30, 2021 (unless otherwise indicated below) by: (i) each person who then beneficially owned more than 5% of such units then outstanding; (ii) each of the named executive officers of the Managing General Partner; (iii) each of the directors of the Managing General Partner; and (iv) all of the directors and executive officers of the Managing General Partner as a group. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or dispositive power with respect to securities. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Common Units shown as beneficially owned by them. As of the Record Date, there were 62,832,258 Common Units outstanding and 71,257,445 Preferred Units outstanding.

Title of Class	Name and Address of Beneficial Owner(1)	Units Beneficially Owned		Percent of Class
Preferred Units	Magnetar Financial LLC Magnetar Capital Partners LP Supernova Management LLC Alec N. Litowitz 1603 Orrington Avenue, 13th Floor Evanston, IL 60201	4,553,641		6.3%
Common Units	ALPS Advisors, Inc.(2) 1290 Broadway, Suite 1000 Denver, CO 80203	6,419,825		10.22%
Common Units	Alvin Bledsoe	26,611	(3)	*
Common Units	William Brown	12,050		*
Common Units	Steven M. Dougherty	284,399		*
Common Units	Warren H. Gfeller	57,778		*
Common Units	Robert T. Halpin	400,509		*
Common Units	Janeen S. Judah	13,693		*
Common Units	Joel C. Lambert	232,156		*
Common Units	David Lumpkins	47,385		*
Common Units	William H. Moore	146,806		*
Common Units	Robert G. Phillips	779,466		1.24%
Common Units	John J. Sherman	3,237,277		5.15%
Common Units	Frances M. Vallejo	5,795		*
Common Units	Directors and executive officers of Managing General Partner as a group (11 persons)	5,231,875	(4)	8.33%

*	Indicates less than 1%

(1)	Unless otherwise indicated, the contact address for all beneficial owners in this table is 811 Main Street, Suite 3400, Houston, Texas 77002.
(2)	Based on Schedule 13G filed by ALPS Advisors, Inc. on February 9, 2021.
(3)	Excludes 19,952 restricted units held in the Crestwood Nonqualified Deferred Compensation Plan.
(4)	Excludes 373,277 performance phantom units granted to our executive officers pursuant to the Crestwood Equity Long-Term Incentive Plan.

INTERESTS OF CERTAIN PERSONS

IN OPPOSITION TO MATTERS TO BE ACTED UPON

As of April 30, 2021, the directors and executive officers of the Managing General Partner as a group owned approximately 8.33% of the issued and outstanding Common Units, and, together with persons who then beneficially owned more than 5% of the issued and outstanding Common Units, owned approximately 18.55% of the issued and outstanding Common Units. Our directors and executive officers do not own, beneficially or of record, any Preferred Units.

The existence of separate classes of limited partner interests, with one class holding a liquidation preference, may give rise to a conflict of interest. Our Board has sought to act in the best interest of all equityholders, mindful of any potential conflicts of interest. However, the Consent Solicitation and the Proposed Amendment may give rise to certain conflicts of interest between the Preferred Holders and holders of the Partnership’s Common Units, which we may not be able to effectively address, including, but not limited to, the fact that the amendments to the terms of the Preferred Units reflected in the Proposal and the Proposed Amendment may reduce the likelihood of a Change of Control occurring and thus a Change of Control remedy being exercised by the Preferred Holders (e.g., redemption of the Preferred Units at a price per Preferred Unit equal to 101% of $9.1273, plus accrued and unpaid distributions to the date of such redemption), which would indirectly benefit the existing holders of Common Units by potentially preserving cash in the Partnership or avoiding dilution of the Common Units.

Based upon the foregoing, holders of the Common Units have interests that are different from and may conflict with the interests of the Preferred Holders. Our directors were selected by the prior owners of the Managing General Partner. While all directors comprising our Board seek to act in the best interest of the Partnership and, indirectly, in the best interests of all equityholders, our directors may have a conflict of interest when the interests of the holders of the Common Units differ from those of Preferred Holders.

No Preferred Holder will be treated differently from any other Preferred Holder in connection with the Consent Solicitation.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

The Partnership is subject to the information and periodic requirements of the Exchange Act and, in accordance therewith, files annual, quarterly, and current reports and other information with the SEC. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. You can access the Partnership’s SEC filings, including this Consent Solicitation Statement, free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

The Partnership maintains a website at https://www.crestwoodlp.com. Other than with respect to copies of this Consent Solicitation Statement available on this website, the reference to this website does not constitute incorporation by reference of any information contained on, or accessible through, such website, and you should not consider the contents of such website in making a decision regarding whether to consent to the Proposal and the Proposed Amendment.

Important notice regarding the availability of consent solicitation statement: Copies of this Consent Solicitation Statement are also available on our website, https://www.crestwoodlp.com.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows the Partnership to “incorporate by reference” information from other documents that the Partnership files with the SEC, which means that the Partnership can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Consent Solicitation Statement. Certain information that the Partnership files after the date of this Consent Solicitation Statement with the SEC will automatically update and supersede the information included or incorporated by reference herein. The Partnership incorporates by reference into this Consent Solicitation Statement the documents listed below, which were filed with the SEC, and such documents form an integral part of this Consent Solicitation Statement:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (SEC File No. 001-34664) filed with the SEC on February 26, 2021; and

•	our Current Reports on Form 8-K filed on January 6, 2021, January 21, 2021, February 1, 2021, March 26, 2021 and March 31, 2021.

The Partnership is also incorporating by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Consent Solicitation Statement and prior to the expiration or termination of the Consent Solicitation, except that, unless otherwise indicated, the Partnership is not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Any statement contained in this Consent Solicitation Statement or in a document (or part thereof) incorporated or considered to be incorporated by reference in this Consent Solicitation Statement shall be considered to be modified or superseded for purposes of this Consent Solicitation Statement to the extent that a statement contained in this Consent Solicitation Statement or in any other subsequently filed document (or part thereof) that is or is considered to be incorporated by reference in this Consent Solicitation Statement modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute part of this Consent Solicitation Statement.

The Partnership will provide, without charge, to each person to whom a copy of this Consent Solicitation Statement is delivered, upon written request of such person, a copy of any documents incorporated into this Consent Solicitation Statement by reference other than exhibits thereto unless such exhibits are specifically incorporated by reference in the document that this Consent Solicitation Statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

Crestwood Equity Partners LP

Attention: Corporate Secretary

811 Main Street, Suite 3400

Houston, Texas 77002

Telephone: (832) 519-2200

PLEASE SUBMIT YOUR CONSENT AS SOON AS POSSIBLE SO THAT IT WILL BE COUNTED. AS NOTED ABOVE THE EXPIRATION DATE IS 5:00 PM EASTERN TIME ON                     , 2021. ANY CONSENTS RECEIVED AFTER THE EXPIRATION DATE WILL NOT BE COUNTED.

CRESTWOOD EQUITY PARTNERS LP

Questions and requests for assistance or additional copies of the Consent Solicitation Statement may be directed to the Information and Tabulation Agent at the address below. Holders should retain their Preferred Units and not deliver any such Preferred Units to the Information and Tabulation Agent.

The Information and Tabulation Agent for the Consent Solicitation is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call: (212) 269-5550

All others call toll free: (866) 530-8635

ceqp@dfking.com

By Facsimile:	By Regular, Registered or Certified Mail, By Overnight Courier or By Hand:	Confirmations: (212) 232-3233

(For Eligible Institutions only) (212) 709-3328	48 Wall Street, 22nd Floor New York, New York 10005	Attn: Michael Horthman Email: ceqp@dfking.com